Exhibit 99.1

Shore United Bank Expands to Virginia

EASTON, Md., July 5, 2017 /PRNewswire/ -- Shore Bancshares, Inc. (NASDAQ: SHBI) announced today that its banking subsidiary, Shore United Bank, will open a new Office in Onley, Virginia. Jennifer Annis will lead the office which is expected to open in the late third quarter of 2017.

"Ms. Annis has over 25 years of banking experience and has extensive market knowledge of the lower eastern shore," noted Pat Bilbrough, Shore United Bank's President and Chief Executive Officer. "Our expansion to Virginia is a strategic move to further expand our footprint to the lower shore and to enhance our community banking model in Onley, Virginia." W. Thomas Mears, Shore United Bank's Market Executive Officer, added "client relationships will be handled by a team of experienced bankers to meet the needs of local clients and businesses."

About Shore Bancshares, Inc.

Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore. It is the parent company of Shore United Bank; one retail insurance producer firm, The Avon-Dixon Agency, LLC ("Avon-Dixon"), with two specialty lines, Elliott Wilson Insurance (Trucking) and Jack Martin Associates (Marine); and an insurance premium finance company, Mubell Finance, LLC ("Mubell"). Shore Bancshares Inc. engages in trust and wealth management services through Wye Financial & Trust, a division of Shore United Bank.

Additional information is available at www.shorebancshares.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions. Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Shore Bancshares, Inc. with the Securities and Exchange Commission entitled "Risk Factors".

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

CONTACT: For further information contact: Lloyd ("Scott") Beatty, 410-763-7800